                                                                      Exhibit 11

                        ITT EDUCATIONAL SERVICES, INC.
              COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                     (In thousands, except per share data)

                                           Three Months Ended               Nine Months Ended
                                              September 30,                    September 30,
                                      -----------------------------    -------------------------------
                                       1998                    1997     1998                    1997
                                      -------                -------   -------                 -------
Net income                            $ 2,097                $ 8,258   $ 8,765                 $15,265
                                      -------                -------   -------                 -------
Shares:
   Weighted average number of shares
      of common stock outstanding      27,000                 27,000    27,000                  27,000

Shares assumed issued
   (less shares assumed purchased
   for treasury) on stock options         206                    103       178                     105
                                      -------                -------   -------                 -------
Outstanding shares for diluted
  earnings per share calculation       27,206                 27,103    27,178                  27,105

Earnings per common share:            $  0.08                 $ 0.30    $ 0.32                  $ 0.56
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